Exhibit 4.1
FIRST AMENDMENT TO THE SHAREHOLDER RIGHTS AGREEMENT

This First Amendment to the Shareholder Rights Agreement (this “Amendment”), dated as of August 21, 2023, amends the Shareholder Rights Agreement, dated as of September 19, 2022 (the “Rights Agreement”), by and between Nordstrom, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Parties entered into the Rights Agreement on September 19, 2022;

WHEREAS, the Board of Directors (the “Board”) of the Company previously approved and adopted the Rights Agreement, dated as of September 19, 2022, by and between the Company and the Rights Agent;

WHEREAS, on September 19, 2022, the Board declared a dividend of one right to purchase shares of Common Stock (the “Rights”) for each share of the Company’s common stock, no par value per share (“Common Stock”), on September 30, 2022 to holders of record of Common Stock issued and outstanding at 5:00 p.m., New York City time on such date, each Right representing the right to purchase one share of Common Stock upon the terms and subject to the conditions set forth in the Rights Agreement;

WHEREAS, the Final Expiration Time of the Rights is set as the close of business on September 19, 2023;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to extend the Final Expiration Time to the close of business on September 19, 2025;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Share Acquisition Date, the Company and the Rights Agent may supplement or amend the Rights Agreement, without the approval of any holders of Rights, in any respect;

WHEREAS, the Share Acquisition Date has not yet occurred; and

WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate from an authorized officer of the Company that states that this Amendment complies with the terms of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:

Section 1. Amendment to Rights Agreement. Paragraph (a) of Section 7 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

(a)    "Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 7(c), Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Time upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, accompanied by a Signature Guarantee and such other documentation as the Rights Agent may reasonably request together with payment of the aggregate Exercise Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on September 19, 2025 (the “Final Expiration Time”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24 or (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f), at which time, the Rights are terminated (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Time”). ”

Section 2. Amendments to Form of Rights Certificate.

(a)The first sentence of the first paragraph of the Form of Rights Certificate, which is attached as Exhibit A to the Rights Agreement, is hereby deleted and replaced in its entirety with the following:

"NOT EXERCISABLE AFTER SEPTEMBER 19, 2025 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY OR AN EARLIER “EXPIRATION TIME” (AS DEFINED IN THE RIGHTS AGREEMENT) OCCURS."

(b)The first sentence of the third paragraph of the Form of Rights Certificate, which is attached as Exhibit A to the Rights Agreement, is hereby deleted and replaced in its entirety with the following:

"This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Shareholder Rights Agreement, dated as of September 19, 2022 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between Nordstrom, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A., the rights agent (and any successor rights agent, the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on September 19, 2025 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one share of common stock, no par value per share (the “Common Stock”), of the Company, at an exercise price of $94.00 per Right (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate properly completed and duly executed."

Section 3. Amendment to Summary of Rights to Purchase Common Stock. The section titled Expiration Time in the Summary of Rights to Purchase Common Stock, which is attached as Exhibit B to the Rights Agreement, is hereby deleted and replaced in its entirety with the following:

"Expiration Time. The Rights will expire on the earliest to occur of (a) the close of business on September 19, 2025 (the “Final Expiration Time”), (b) the time at which the Rights are redeemed or exchanged by the Company (as described below) or (c) upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Time”)."

Section 4. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid, void or unenforceable language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board; provided, further, however, that if such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company and, if such resignation occurs after the Distribution Time, to the holders of the Rights Certificates by first-class mail.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

Section 7. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8. Counterparts. This Amendment may be executed in one or more counterpart(s), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

NORDSTROM, INC.

By: /s/ Cathy R. Smith
Name: Cathy R. Smith
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Kerri Altig
Name: Kerri Altig
Title: Manager, Client Services